Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Palo Alto, CA — May 10, 2012 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today its financial results for the first quarter ended March 31, 2012.

“Our Phase 3 trials of tavaborole in onychomycosis are progressing well, with retention and compliance rates performing better than our assumptions. We are looking forward to reporting data from our first Phase 3 trial in January 2013,” said David Perry, CEO of Anacor Pharmaceuticals.  “We are also preparing to initiate additional Phase 2 trials of AN2728 in atopic dermatitis and expect to have data from one of these trials in the second half of this year.”

First Quarter 2012 Highlights and Recent Developments

Clinical

•                  Tavaborole — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.

•                  Both Phase 3 studies continue to progress, with data from the first trial expected in January 2013 and data from the second trial expected later in that same quarter.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of atopic dermatitis and psoriasis.  Atopic dermatitis is a chronic rash characterized by inflammation and itching and affects an estimated 40 million people in the seven major pharmaceutical markets and approximately 10% - 20% of infants and young children.  Psoriasis is a chronic inflammatory skin disease that affects approximately 7.5 million people in the United States and over 100 million people worldwide.

•                  In February 2012, we announced positive results from two safety studies of AN2728 — a maximal use systemic exposure (MUSE) study in psoriatic patients and a local tolerability study.  The results of these two studies indicate that AN2728, 2% Ointment appears to be safe and well-tolerated when applied to very large body surface areas and that it is well-tolerated when applied to areas of sensitive skin.

•                  We are currently preparing to initiate the following two trials of AN2728 in atopic dermatitis: a Phase 2 study of safety, pharmacokinetics (PK) and efficacy in adolescents (ages 12 to 17) and a Phase 2 dose-ranging bilateral study in adolescents.

•                  Neglected Diseases

•                  In March 2012, we announced the Drugs for Neglected Diseases initiative (DNDi) commenced Phase 1 clinical trials for AN5568 (also referred to as SCYX-7158), the first drug candidate optimized specifically to meet the needs of patients suffering from human African trypanosomiasis (HAT), also known as sleeping sickness.

Corporate

•                  In February 2012, we completed the sale of 3.25 million shares of common stock for gross proceeds of $21.5 million.  We expect to use the net proceeds of approximately $19.9 million for research and development activities, working capital and general corporate purposes.

Anticipated Milestones in 2012 and 2013

•                  Tavaborole

•                  We expect to announce top-line data from the first Phase 3 trial of tavaborole in onychomycosis in January 2013 and from the second Phase 3 trial later in that same quarter.

•                  We expect to file a New Drug Application, or NDA, for tavaborole in onychomycosis in the first half of 2013.

•                  AN2728

•                  We expect to initiate the following Phase 2 trials of AN2728 in atopic dermatitis in the next 12 months:

1.              Phase 2 safety / PK and efficacy study in adolescents

2.              Phase 2 safety / PK and efficacy study in children (ages 2 to 11)

3.              Phase 2 dose-ranging bilateral study in adolescents

•                  We expect to have results from the Phase 2 safety / PK and efficacy study in adolescents in the second half of 2012.

•                  We expect to have results from the Phase 2 safety / PK and efficacy study in children and the Phase 2 dose-ranging bilateral study in the first half of 2013.

•                  We expect to initiate a Phase 3 trial in atopic dermatitis in mid-2013.

•                  GSK ‘052

•                  We expect to announce an update on GSK ‘052 development plans in mid-2012.

Selected First Quarter 2012 Financial Results

Revenues for the quarter ended March 31, 2012 were $2.4 million compared to $2.2 million for the comparable period in 2011. The increase in revenues was primarily due to additional revenue recognized under our collaboration agreement with Medicis Pharmaceutical Corporation and increased revenues from our research and development activities, including our neglected disease programs, which were partially offset by lower revenue recognized under our research and development agreement with GSK.

Research and development expenses were $12.7 million for both the first quarter of 2012 and of 2011. Although our research and development expenses increased for our tavaborole program, this increase was offset by decreases in spending on our AN2728 and AN2898 programs.

General and administrative expenses for the first quarter of 2012 were $3.4 million compared to $2.6 million for the comparable period in 2011. The increase for the first quarter of 2012 as compared to the same period in 2011 resulted primarily from an increase in legal fees relating to corporate development activities, initial marketing activities for tavaborole and non-cash expenses for stock-based compensation.

Cash, cash equivalents and short-term investments totaled $58.0 million at March 31, 2012, compared to $50.7 million at December 31, 2011.

2012 Financial Outlook

We project cash, cash equivalents and short-term investments to be at least $25 million at year-end 2012.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss the company’s financial results and recent developments.  The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call. The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered seven compounds that are currently in development, including its lead compounds: tavaborole, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis; GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which is licensed to GlaxoSmithKline; AN8194, which is licensed to Eli Lilly and Company for an undisclosed animal health application; and AN5568, which is licensed to the Drugs for Neglected Diseases initiative for sleeping sickness.  Anacor is also developing AN2718 and AN2898 as backups to tavaborole and AN2728, respectively.  In addition, Anacor has a research and development agreement with Medicis Pharmaceuticals to discover and develop boron-based small molecule compounds directed against a target for the potential treatment of acne.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our milestones, clinical plans and financial projections.  Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to patient accrual, execution on clinical plans and timing of data availability and NDA filing for tavaborole; the potential for success of our AN2728 compound, the  size of the market in atopic dermatitis and psoriasis; the timing of any announcement of the next steps for the GSK ‘052 development program; 2012 financial projections and year-end cash balance; and other matters that are described in Anacor’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in that filing.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2012	2011
	(in thousands, except share and per share data)
Revenues:
Contract revenue	$2,417	$2,209
Operating expenses:
Research and development(1)	12,668	12,689
General and administrative(1)	3,430	2,626
Total operating expenses	16,098	15,315
Loss from operations	(13,681)	(13,106)
Interest income	21	51
Interest expense	(654)	(329)
Loss on early extinguishment of debt	—	(313)
Other expense	(13)	—
Net loss	$(14,327)	$(13,697)
Net loss per common share—basic and diluted	$(0.48)	$(0.49)
Weighted-average number of common shares used in calculating net loss per common share—basic and diluted	29,907,348	27,999,895

(1) Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$478	$460
General and administrative expenses	480	231

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2012	2011 (1)
	(unaudited)

Cash, cash equivalents and short-term investments	$57,954	$50,682
Total assets	63,430	55,789
Notes payable	17,538	17,313
Accumulated deficit	(173,451)	(159,124)
Total stockholders’ equity	20,678	13,899

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:

Anacor Pharmaceuticals, Inc.

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575